Exhibit i
                            Legal Opinion of Counsel

February 14, 2007

U. S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:      Phoenix Series Fund (the "Trust")
         Post Effective Amendment No. 103
         to Registration Statement No. 002-14069

Ladies and Gentlemen:

        This opinion is furnished in connection with the registration under the Securities Act of 1933, as amended, of shares (the "Shares") of the above-referenced Trust. In rendering this opinion, I have examined such documents, records and matters of law as deemed necessary for purposes of this opinion. I have assumed the genuineness of all signatures of all parties, the authenticity of all documents submitted as originals, the correctness of all copies and the correctness of all written or oral statements made to me.

        Based upon and subject to the foregoing, it is my opinion that the Shares that will be issued by the Trust when sold will be legally issued, fully paid, and non-assessable.

        My opinion is rendered solely in connection with the Registration Statement on Form N-1A under which the Shares will be registered and may not be relied upon for any other purpose without my written consent. I hereby consent to the use of this opinion as an exhibit to such Registration Statement.

                                                     Very truly yours,

                                                     /s/ Kevin J. Carr
                                                     Kevin J. Carr
                                                     Vice President and Counsel,
                                                     The Phoenix Companies, Inc.